EXHIBIT 24.1
                       Consent of Independent Auditors


The Board of Directors and Stockholders
Orange-co, Inc. and Subsidiaries

We consent to incorporation by reference in the registration statement (No. 33-17386) on Form S-8 of Orange-co, Inc. and subsidiaries of our report dated December 4, 1997 relating to the consolidated balance sheet of Orange-co Inc. and subsidiaries as of September 30, 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows and related schedule for the year then ended, which report appears in the September 30, 1997 annual report on Form 10-K of Orange-co, Inc. and subsidiaries.

/s/KPMG Peat Marwick LLP
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KPMG Peat Marwick LLP

Orlando, Florida
December 4, 1997


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